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                    August 2, 2023

       Larry Finger
       Principal Financial Officer
       Copper Property CTL Pass Through Trust
       3 Second Street, Suite 206
       Jersey City, NJ 07311-4056

                                                        Re: Copper Property CTL
Pass Through Trust
                                                            Amendment No. 1 to
Form 10-K for the Period Ended December 31, 2022
                                                            Filed May 2, 2023
                                                            File No. 000-56236

       Dear Larry Finger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction